   As filed with the Securities and Exchange Commission on July 3, 1996
                                                  Registration No. 333-
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           ---------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           ---------------------------

                             METAL MANAGEMENT, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                           ---------------------------

         DELAWARE                                             94-2835068
(STATE OR OTHER JURISDICTION OF                            (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)                           IDENTIFICATION NUMBER)

                                1250 NINTH STREET
                           BERKELEY, CALIFORNIA 94710
                                 (510) 524-3950
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                           ---------------------------

                               WILLIAM A. SPAZANTE
                           VICE PRESIDENT FINANCE, AND
                             CHIEF FINANCIAL OFFICER
                             METAL MANAGEMENT, INC.
                                1250 NINTH STREET
                           BERKELEY, CALIFORNIA 94710
                                 (510) 524-3950
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                           ---------------------------

                                    Copy to:
                               ROBERT T. CLARKSON
                        WILSON SONSINI GOODRICH & ROSATI,
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                           PALO ALTO, CALIFORNIA 94304
                                 (415) 493-9300

                           ---------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                           ---------------------------

                                               CALCULATION OF REGISTRATION FEE
===========================================================================================================================
                                                                         PROPOSED           PROPOSED
                                                                         MAXIMUM             MAXIMUM
          TITLE OF EACH CLASS                       AMOUNT               OFFERING           AGGREGATE           AMOUNT OF
            OF SECURITIES TO                        TO BE                 PRICE             OFFERING           REGISTRATION
             BE REGISTERED                        REGISTERED          PER SHARE (1)         PRICE (1)              FEE
- ---------------------------------------------------------------------------------------------------------------------------
Common Stock
  $.01 par value........................        300,000 shares          $4.4375             $1,331,250           $459.05
========================================================================================================================


(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, on the basis of the average of the high and low sale prices reported on the Nasdaq National Market System on July 1, 1996.

                           ---------------------------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

===============================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS                                 SUBJECT TO COMPLETION, JULY 3, 1996

                                 300,000 SHARES

                             METAL MANAGEMENT, INC.
                                  COMMON STOCK
                               ($0.01 PAR VALUE)

         This Prospectus relates to the sale of shares of the common stock ("Common Stock") of Metal Management, Inc. (together with its consolidated subsidiaries, "Metal Management" or the "Company"), offered from time to time by Copperstate Metals, Inc. (the "Selling Stockholder"), which received such shares in exchange for its Common Stock of EMCO Recycling Corp. ("EMCO"), upon the merger of a wholly owned subsidiary of the Company with and into EMCO on April 11, 1996. Such shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Section 4(2) thereof. It is anticipated that the Selling Stockholder will generally offer shares of Common Stock for sale at prevailing prices in the over-the-counter market on the date of sale. See "Plan of Distribution." The Company will receive no part of the proceeds from sales made hereunder. All reasonable legal and accounting fees, filing and registration fees incurred in order to register the Selling Stockholder's shares are being borne by the Company, but all commissions and transfer taxes, if any, and the fees and expenses of the Selling Stockholder's counsel will be borne by such Selling Stockholder. None of the shares offered pursuant to this Prospectus have been registered prior to the filing of the Registration Statement of which this Prospectus is a part.

         The Common Stock of the Company is traded in the over-the-counter market on the Nasdaq National Market. On July 1, 1996, the closing price of the Company's Common Stock, as reported by Dow Jones News Retrieval, was $4.375. (Nasdaq Symbol: MTLM).

         SEE "RISK FACTORS" COMMENCING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

         The Selling Stockholder and any broker executing selling orders on behalf of the Selling Stockholder may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Commissions received by any such broker may be deemed to be underwriting commissions under the Securities Act.


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                  The date of this Prospectus is July __, 1996.

                              AVAILABLE INFORMATION

         The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. Information, as of particular dates, concerning directors and officers of the Company, their remuneration, options granted to them, the principal holders of securities of the Company, and any material interest of such persons in transactions with the Company has been or will be disclosed in the proxy statements to be distributed to stockholders of the Company and filed with the Commission.

                             ADDITIONAL INFORMATION

         The Company has filed with the Commission a Registration Statement on Form S-3, under the Securities Act, with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits filed therewith or incorporated by reference. Statements contained in this Prospectus regarding the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission, each statement being qualified in all respects by such reference. The Registration Statement may be inspected without charge at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from such office upon the payment of the fees prescribed by the Commission.


                      INFORMATION INCORPORATED BY REFERENCE

         There are hereby incorporated by reference in this Prospectus the following documents and information heretofore filed with the Securities and Exchange Commission:

(1) The Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1995, filed pursuant to Section 13 of the Exchange Act.

(2) The Company's Quarterly Reports on Form 10-Q for the fiscal quarter ended January 31, 1996, and the transition period ended March 31, 1996, filed pursuant to Section 13 of the Exchange Act.

(3) The Company's Current Report on Form 8-K dated April 11, 1996 (the "Form 8-K"), filed pursuant to Section 13 of the Exchange Act.

(4) The Company's Amendment No. 1 on Form 8-K/A (the "Form 8-K/A") to the Form 8-K, dated June 20, 1996, filed pursuant to Section 13 of the Exchange Act.

(5) The Definitive Joint Proxy Statement of the Company and EMCO Recycling Corp., dated March 8, 1996, in connection with the Company's Annual Meeting of Stockholders held April 9, 1996, filed pursuant to Section 14 of the Exchange Act.

(6) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, which became effective July 30, 1986, filed pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of securities contemplated hereby shall be deemed to be incorporated by reference in this Prospectus or any Prospectus Supplement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference or deemed to be incorporated by reference in this Prospectus or any Prospectus Supplement shall be deemed to be modified or superseded for all purposes of this Prospectus or such Prospectus Supplement to the extent that a statement contained herein, therein or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein or in such Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any Prospectus Supplement.

         The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any and all of the documents referred to above that have been or may be incorporated in this Prospectus by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to: the Company's Vice President, Finance, and Chief Financial Officer, Metal Management, Inc., 1250 Ninth Street, Berkeley, California 94710. The Company's telephone number at that location is (510) 524-3950.

         The documents incorporated by reference herein contain forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in such documents and in "Risk Factors" below.

                        ---------------------------------

         No person is authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereof.

                                   THE COMPANY

         Metal Management, Inc. (the "Company") was incorporated under the laws of Delaware in June 1986, as General Parametrics Corporation ("GPC"), and succeeded to the business of General Parametrics Corporation, a California corporation, pursuant to a reincorporation merger effected in June 1986. The California corporation was incorporated in 1981. The Company changed its name to Metal Management, Inc. on April 12, 1996. The Company's principal executive offices are located at 1250 Ninth Street, Berkeley, CA 94710, and its telephone number at that address is (510) 524-3950. The Company has announced that it intends to move its offices and corporate headquarters to Chicago, IL.

                               RECENT DEVELOPMENTS

         On April 11, 1996, the Company acquired EMCO Recycling Corp., an Arizona corporation ("EMCO"), by means of a merger in which the Company's wholly owned subsidiary, GPAR Merger, Inc., an Arizona corporation ("Sub"), was merged with and into EMCO, with EMCO remaining as the surviving corporation, pursuant to a Merger Agreement dated as of December 1, 1995, and as amended through March 7, 1996 (the "Merger Agreement"), among the Company, Sub, EMCO, and the beneficial owners of EMCO's Common Stock (the "Merger"). In the Merger, the outstanding shares of EMCO were converted into the right to receive an aggregate of 3,500,000 shares of Common Stock of the Company, warrants to purchase an aggregate of an additional 1,000,000 shares of Common Stock of the Company and $1,150,000 in cash. In conjunction with the Merger, the Company purchased two parcels of land owned directly or beneficially by Harold M. Rubenstein, the former principal beneficial shareholder of EMCO, a new director of the Company and the largest beneficial owner of the Company's shares. The Company also, upon closing of the Merger, advanced EMCO $950,000, and EMCO paid its demand note of $950,000 to Donald F. Moorehead, a director of the Company and of EMCO. The Company filed a Form 8-K dated April 11, 1996, incorporated by reference herein, in which it reported that by virtue of the Merger, there may have been a change of control of the Company, as well as an acquisition or disposition of assets. The Form 8-K also reported a change in fiscal year end from October 31 to March 31, effective April 1, 1996. Details of the Merger are set forth more fully in the Definitive Joint Proxy Statement of the Company and EMCO dated March 8, 1996, filed with the Commission and incorporated by reference herein.


                                  RISK FACTORS

         In addition to the risks set forth in the Company's Annual Report on Form 10-K for the year ended October 31, 1995, and the Company's Quarterly Reports on Form 10-Q for the quarter ended January 31, 1996, and for the transition period ended March 31, 1996, the other documents incorporated herein by reference and the other information in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before purchasing the Common Stock offered hereby.

         The risk factors described below, as well as the documents incorporated herein by reference, contain forward-looking statements that involve risks and uncertainties. The Company's and EMCO's actual results may differ materially from the results discussed in the forward-looking statements.

RECENT MERGER AND SIGNIFICANT CHANGE IN STRATEGIC DIRECTION

         In the past year, the Company has undergone a significant change in strategic direction and emphasis. On April 11, 1996, the Company acquired EMCO Recycling Corp., an Arizona corporation ("EMCO") engaged in scrap metal processing, pursuant to the Merger Agreement. In addition, the Company purchased two parcels of land owned directly or beneficially by Harold M. Rubenstein, the former principal beneficial shareholder and former Chairman of the Board of EMCO. The Company anticipates future acquisitions of other companies in the scrap metal industry and potentially also in other industries, including but not limited to telecommunications. Immediately prior to the Merger with EMCO, the Company's business had consisted of designing, manufacturing and marketing color printers and related consumables, including ribbons, transparencies and paper. After the Merger, the Company's previous lines of business have continued within the Company's Spectra*Star Division. Reflective of the Company's overall change in emphasis is its corporate name change on April 12, 1996, from General Parametrics Corporation ("GPC") to Metal Management, Inc. The ramifications of the changes in the Company's business are discussed in greater detail in the risk factors listed below.

         Given the substantial changes in the Company's business as a result of the Merger, past financial performance should not be considered a reliable indicator of future performance. Potential purchasers should not use historical trends to anticipate results or trends in future periods.

CYCLICALITY OF OPERATING RESULTS

         The operating results of the scrap metal processing industry in general and the Company's EMCO subsidiary in particular are highly cyclical in nature as they tend to reflect and amplify the general national economic condition. In periods of national recession or periods of minimal economic growth, EMCO's operations have been materially adversely affected. During recessions or periods of minimal economic growth, the automobile and the construction industries typically experience major cutbacks in production, resulting in decreased demand for steel, copper and aluminum supplies. For example, from approximately 1988 to 1993, the scrap industry was adversely affected for a period of five years. Due in part to this effect, the predecessors of EMCO, Empire Metals, Inc. and Copperstate Metals, Inc., entered bankruptcy proceedings in 1990 and 1991, respectively. The ability of the Company and EMCO to withstand significant economic downturns in the future will depend in part on the amount of available cash held by the Company. Recently, EMCO has required cash infusions from the Company due to what it believes to be short-term liquidity requirements; there can be no assurance, however, that liquidity constraints will not continue or worsen. From February 1996 through March 1996, EMCO's margins declined over the results noted in the Company's Definitive Joint Proxy Statement dated March 8, 1996, filed with the Commission, but such margins ceased declining in April and May 1996. As a result of the above and increased interest expense, EMCO's operating results for the period from February 1, 1996, through April 30, 1996, declined from the pro forma information contained in the Proxy Statement dated March 8, 1996. Future economic downturns may be expected to materially and adversely affect operating results.

RISK OF EXPANSION STRATEGY

         The Company currently plans to pursue additional acquisitions in the scrap metal area and, potentially, in other related or unrelated fields, including but not limited to telecommunications. There can be no assurance that any future mergers will be consummated or that, if they are, the Company will be able to effectively manage disparate business enterprises. The ability of the Company to achieve its expansion objectives and to manage its growth effectively depends on a variety of factors, including the ability to identify appropriate acquisition targets and to negotiate acceptable terms for their acquisition, the integration of new businesses into the Company's operations and the availability of capital. These difficulties will be exacerbated in the event that the Company expands in states outside of Arizona and California. The inability to control or manage growth effectively or to successfully integrate future new business into the Company's operations would have a material adverse effect on the Company's financial condition and results of operations. There can be no assurance that the Company will be able to successfully expand or that growth and expansion will result in profitability. There can be no assurance that the Company will be able to realize any of the other anticipated benefits of the Merger or any future acquisitions that it may undertake.

EXISTING AND FUTURE DEBT OF THE COMPANY

         As of May 31, 1996, the Company had approximately $12.6 million in consolidated debt. In order to pursue expansion and acquisition opportunities, the Company may find it necessary to incur additional debt, either through bank or credit lines or the sale of debt securities in registered or unregistered transactions, in addition to any additional equity financing it may do. The servicing of such present and future debt of the Company will utilize cash either in the form of cash on hand or cash generated by operating activities.

RISK OF DILUTION TO EXISTING STOCKHOLDERS

         The Company's strategy of expansion and additional acquisitions will require it to issue additional shares of Common Stock or securities convertible into Common Stock as consideration for additional acquisitions. Issuance of a material amount of Common Stock or such securities would result in significant dilution to the then-existing stockholders of the Company. The Company may also be required to seek equity financing to meet future capital requirements, which would also result in additional dilution. See "Immediate and Future Capital Requirements."

PRICE FLUCTUATIONS

         EMCO's results of operations have been in the past, and the results of operations of the overall Company are expected to be, subject to price fluctuations that occur in the metals commodities markets. While EMCO has in the past found it unnecessary to hedge its exposures to fluctuating metals prices because of the short-term nature of its purchase and sale agreements, an abnormally sharp decline in prices could expose EMCO and the Company to potential losses on inventories that have not been committed to specific sales contracts. Such losses could have a material adverse effect on the Company's results of operations.

RELIANCE ON EMCO MANAGEMENT

         Those members of the current Company management team who came from GPC have no experience in the operation of scrap metal processing operations such as EMCO's. While management team members who came from EMCO do have such experience, both they and the former GPC managers may be outside their areas of experience in the event that the Company pursues acquisition opportunities outside of scrap metal processing, or printers and related consumable products. Additionally, while T. Benjamin Jennings, the current Chairman of the Board and Chief Development Officer, is currently devoting substantially all of his time to such position, Gerard M. Jacobs, the current President and Chief Executive Officer, has numerous other business interests and will be unable for some time to dedicate his full time to the Company's operations. However, since the Merger, Mr. Jacobs has been able to reduce his personal time commitment to certain of such other business interests and is currently devoting most of his business time to the Company. As a result, the success of the Company will depend, in large part, upon the involvement of EMCO management. There can be no assurance that the Company will be able to retain key management personnel.


         Additionally, certain members of EMCO management have been involved in bankruptcy proceedings in the past as a result of the bankruptcy proceedings of EMCO's predecessor companies, Copperstate Metals, Inc., and Empire Metals,
Inc.



COMPETITION IN THE SCRAP METAL INDUSTRY

         The scrap metal processing industry is highly competitive, with the principal competitive factors being price and availability of scrap metal supplied. Competition in the industry is intense in part because the barriers to entry into the scrap metal collection business are relatively low. Additionally, EMCO will face competition from producers of finished steel products, many of whom have substantially greater financial resources than EMCO and the Company, who may vertically integrate by entering the scrap metal processing business. The inability of EMCO to compete in this environment would have a material adverse effect on the Company's financial condition and results of operations.

IMMEDIATE AND FUTURE CAPITAL REQUIREMENTS

         Scrap metal processing companies such as EMCO have substantial ongoing working capital and capital equipment requirements in order to continue to operate and grow. During March 1996, the Company loaned EMCO $1,000,000 for short-term working capital requirements. Upon closing of the Merger, the Company advanced EMCO $950,000, and EMCO paid its demand note of $950,000 to Donald F. Moorehead, a director of the Company and EMCO. Also, subsequent to March 31, 1996, the Company loaned EMCO an additional $500,000 for additional working capital purposes. The Company may find it necessary to infuse additional cash into EMCO for additional working capital purposes. In order to remain competitive, EMCO must continue to make significant investments in capital equipment. As a result, the Company will likely seek equity or debt financing to fund future improvements and expansion of EMCO's scrap metal processing business as well as to make other acquisitions of scrap metal processing facilities. There can be no assurance that such financing will be available when needed, or that, if available, it will be on satisfactory terms. The failure to obtain financing would hinder the Company's and EMCO's ability to make continued investments in capital equipment and pursue expansions, which could materially adversely affect results of operations. Any such equity financing would result in dilution to the then-existing stockholders of the Company.

CONTROL OF COMPANY BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS

         As a result of the Merger, Messrs. Jacobs and Jennings, together with George O. Moorehead and Donald F. Moorehead, with whom Messrs. Jacobs and Jennings have had substantial past business relationships, collectively own an aggregate of approximately 28% of the outstanding Common Stock of the Company. In addition, Harold Rubenstein, formerly the Chairman of the Board of EMCO, beneficially owns approximately 26% of the outstanding Common Stock of the Company, while Gerald Zack, Raymond F. Zack and David M. Zack, who are brothers, collectively beneficially own an aggregate of approximately 13% of the outstanding Common Stock of the Company prior to the sale of shares by the Selling Stockholder. All shares beneficially held by the Zack brothers are held indirectly through the Selling Stockholder. After the sale of shares being registered by this Registration Statement, the Zacks will collectively beneficially hold 10% of the Company's outstanding shares. Accordingly, Messrs. Jennings and Jacobs, together with the Mooreheads, Harold Rubenstein and the Zacks, will collectively have sufficient voting power (approximately 58%) after the sale of shares being registered to control the outcome of all matters (including the election of a majority of the directors and any future merger, consolidation or sale of assets of the Company) submitted to Company stockholders for approval and may be deemed to have effective control over the affairs and management of the Company. This assumes that the shares being offered by the Selling Stockholder will not be purchased by any of the individuals in the aforementioned group. The sale of some or all of the shares to such individuals would increase commensurately the control of such individuals and the group over the Company. This controlling interest in the Company may also have the effect of making certain transactions more difficult or impossible, absent the support of Messrs. Jennings and Jacobs and such other persons. Such transactions could include proxy contests, mergers involving the Company, tender offers and open market purchase programs that could give stockholders of the Company the opportunity to realize a premium over the then-prevailing market price of their shares of Common Stock.

CONCENTRATION OF CUSTOMERS AND CREDIT RISK

         The Company's three largest customers for the five-month period ended March 31, 1996, represented in the aggregate approximately 18.9% of the Company's revenues, based on pro forma financial results of the combined Company (including EMCO) for that period. The Company's results of operations are substantially dependent upon continuing orders from such customers, and any cancellation of or reduction in orders from such customers could have a material adverse effect on the Company's results of operations. This risk is exacerbated by the fact that most of the Company's customers are not bound by long-term purchase contracts but instead do business with the Company on the basis of short-term contracts.

         One customer accounted for $905,000, or approximately 13%, of the Company's total accounts receivable for the five-month period ended March 31, 1996, based on pro forma results of the combined Company for that period.

DEPENDENCE ON SCRAP SUPPLIERS

         EMCO's scrap processing operations are dependent upon the supply of scrap materials from its suppliers. Few of such suppliers are bound by long-term supply agreements, and therefore they have no obligation to continue to supply scrap materials to EMCO. In the event that substantial numbers of scrap suppliers cease supplying scrap materials to EMCO, the Company's financial condition and results of operations would be materially and adversely affected.

ENVIRONMENTAL MATTERS

         Like many other companies in the scrap metal processing business, EMCO is subject to comprehensive local, state and international regulatory and statutory requirements relating to the acceptance, storage, handling and disposal of solid waste and waste water, air emissions, soil contamination and employee health, among others. Environmental legislation and regulations have changed rapidly in recent years, and it is likely that EMCO, and any other scrap metal subsidiaries the Company may acquire in the future, will be subject to even more stringent environmental standards in the future.

         The Company is currently aware of two ongoing environmental matters in connection with EMCO's business. The first matter concerns certain operating permits for an auto shredder and a furnace used in removing insulation from copper wire. The Environmental Protection Agency concluded that Copperstate had operated those two pieces of equipment while possessing only a temporary permit from the Arizona Department of Environmental Quality ("ADEQ") when a permanent permit should have been obtained. The EPA assessed a fine against Copperstate and EMCO for failure to obtain a permit. EMCO has paid its fine totaling $9,000 and is awaiting formal dismissal by the EPA, which it expects to receive in the near future. In the second matter, environmental consultants to the Company reported that an underground storage tank located at one of EMCO's yards had not been reported to the Arizona environmental authorities as required by law. EMCO as lessee reported the matter to the owner of the property, and believes that such report is the extent of its obligations with respect to this matter. However, there can be no assurance that any failure of the owner to report will not result in liability of or the assessment of penalties against the Company and/or EMCO.

         EMCO has a policy of not knowingly accepting, handling or discharging hazardous waste products, and the Company and EMCO are not aware of any material concentrations of hazardous waste located on any of EMCO's properties. However, as part of a pre-Merger review, the Company hired an environmental consulting firm to conduct Phase I or Phase II site assessments or transaction screen reviews (the "Pre-Merger Site Assessments") of nearly all of the sites owned or leased by EMCO in Arizona and the sites that were purchased from Harold Rubenstein or his affiliates in Tucson. The environmental consultants completed certain investigations of reviewed sites and delivered all final transaction screen assessments, Phase I and/or Phase II reports, as appropriate, that they were requested to deliver. Certain of these reports revealed that some soil or groundwater contamination is likely at some sites and recommended that certain additional investigations and remediation be conducted. Based upon its review of the reports, the Company believes that it is likely that contamination exists at certain of the sites and that it is likely that remediation will be required at some of the sites. Also based upon its review of these reports, the Company believes that such contamination is likely to include, but not be limited to: polychlorinated biphenyls (PCBs); total petroleum hydrocarbons; volatile organic compounds (VOCs), including perchloroethylene, trichlorofluoromethane, trichloroethylene, trichloroethane and dichloroethylene; antimony; arsenic, cadmium; copper; lead; mercury; silver; zinc; waste oil; toluene; meta- and para-xylenes; baghouse dust; and aluminum dross. The ultimate extent of contamination cannot be stated with any certainty at this point, and there can be no assurance that the cost of remediation will be immaterial. The Company has supplied the Pre-Merger Site Assessments to EMCO, and EMCO has retained a qualified environmental and chemical consulting firm in Arizona to review them, to examine EMCO's ongoing operations, and to recommend to EMCO's management and Board of Directors any steps EMCO should take to achieve and/or maintain compliance, including but not limited to any necessary remedial measures or operational changes.

         Due to the nature of the scrap metal business, it is possible that inquiries or claims based upon environmental laws may be made in the future by governmental bodies or individuals against the Company, EMCO and any other scrap metal processing entities that the Company may acquire. The location of EMCO's facilities in large urban areas may increase the risk of scrutiny and claims. The Company is unable to predict whether any such future inquiries or claims will in fact arise or the outcome of such matters. Additionally, it is not possible to predict the total size of all capital expenditures or the amount of any increases in operating costs or other expenses that may be incurred to comply with any environmental requirements, or whether all such cost increases can be passed on to customers through product price increases. Moreover, environmental legislation has been enacted, and may in the future be enacted, to create liability for past actions that were lawful at the time taken but that have been found to affect the environment and to create public rights of action for environmental conditions and activities. As is the case with scrap processors in general, if damage to persons or the environment has been caused, or is in the future caused, by hazardous materials activities of EMCO or other Company subsidiaries or by hazardous substances now or hereafter located at any subsidiaries' facilities, the Company and such subsidiaries may be fined and held liable for such damage. In addition, the Company and such subsidiaries may be required to remedy such conditions or change procedures. While the Company believes EMCO is in material compliance with currently applicable environmental regulations and does not anticipate any substantial capital expenditures for new environmental control facilities during fiscal 1996, there can be no assurance that potential liabilities, expenditures, fines and penalties associated with environmental laws and regulations will not have a material adverse effect on the Company.

VOLATILITY OF STOCK PRICE

         The Company's stock price has been, and in the future is expected to be, volatile and to experience market fluctuation as a result of a number of factors, including, but not limited to, current and anticipated results of operations, future product offerings by the Company or its competitors and factors unrelated to the operating performance of the Company. This volatility may be increased as a result of the fact that by consummating the recent Merger, the Company has entered into a new business market. The trading price of the Company's Common Stock may also vary as a result of changes in the business, operations, or financial results of the Company, prospects of general market and economic conditions, additional future proposed acquisitions by the Company and other factors.

FLUCTUATIONS IN OPERATING RESULTS

         The Company's future operating results could be subject to significant volatility, particularly on a quarterly basis. The Company's revenues and operating results have fluctuated in the past and are likely to do so in the future. The Company's quarterly operating results may continue to fluctuate due to numerous factors, including but not limited to the demand for scrap metal, the health of the national economy and competition.

         EMCO has recently required cash infusions from the Company due to what it believes to be short-term liquidity requirements; there can be no assurance, however, that liquidity constraints will not continue or worsen. From February 1996 through March 1996, EMCO's margins declined over the results noted in the Company's Definitive Joint Proxy Statement dated March 8, 1996, filed with the Commission, but such margins ceased declining in April and May 1996. As a result of the above and increased interest expense, EMCO's operating results for the period from February 1, 1996, through April 30, 1996, declined from the pro forma information contained in the Proxy Statement dated March 8, 1996.

RECENT CHANGES IN MANAGEMENT OF THE COMPANY

         The Company has undergone multiple changes in its management in the past year. Most recently, certain EMCO representatives were appointed Company directors and/or officers in conjunction with the Merger. On April 9, 1996, Donald F. Moorehead, then a director of EMCO, was elected to the Company's Board of Directors. Immediately following the Merger, George O. Moorehead, Harold Rubenstein and Raymond F. Zack, all officers and/or directors of EMCO, were appointed to the Board of the Company. Also in conjunction with the Merger, George O. Moorehead was appointed Executive Vice President of the Company.

         On July 17, 1995, Herbert B. Baskin, then the President, Chief Executive Officer and Chairman of the Board of Directors of the Company (then called GPC), sold an aggregate of 1,400,000 shares of Common Stock of the Company to Gerard M. Jacobs, T. Benjamin Jennings, Donald F. Moorehead and Blue Bird Partners (the "Purchasers") at a price of $2.00 per share, for a total purchase price of $2,800,000, pursuant to a Common Stock Purchase Agreement among Mr. Baskin and the Purchasers dated July 7, 1995. On July 24, 1995, a group consisting of Messrs. Jacobs and Jennings and Blue Bird Partners delivered a written request to the Company to hold a Special Meeting of Stockholders on August 30, 1995, in order to propose the removal of four out of the five then-elected directors and to elect four replacement directors chosen by the group. As required by the Company's bylaws, the Company called the Special Meeting for such date and such purpose. At the completion of a Board meeting held on July 27, 1995, two members of the Board, J. Thomas Bentley and Luther J. Nussbaum, resigned from their positions as directors. At the stockholders' meeting on August 30, 1995, the group's slate of four directors was elected. On October 11, 1995, Eugene Sanders resigned his position as an employee and director of the Company. On January 4, 1996, Louis D. Paolino resigned his position as director of the Company.

         In conjunction with the resignation of Mr. Paolino, Blue Bird Partners has entered into an agreement to sell 250,000 of its shares of the Company to a group of investors, including Messrs. Jennings and Jacobs, Harold Rubenstein, Donald F. Moorehead, George O. Moorehead, and Charles R. McCurdy, at a purchase price of $3.20 per share. In connection therewith, Blue Bird Partners granted Messrs. Jennings and Jacobs a proxy to vote Blue Bird Partners' shares in favor of the Merger and other items acted upon at the Company's April 9, 1996, annual meeting.

           Certain members of the current Board and management have little experience in the scrap metal processing business. Certain others have little experience in managing high-technology operations. These difficulties may be exacerbated by the fact that certain key executives of the Company are working out of different locations.

RESTRUCTURING OF PREVIOUS PRODUCT LINES

         The Company in the past year has discontinued certain of its multimedia products that were research and development-intensive, in an attempt to refocus its operations. In October 31, 1995, the Company elected to discontinue a portion of its electronic presentation products, including VideoShow, VideoShow PRESENTER and related products, and recorded restructuring costs of $1,437,000. Also in October 1995, the Company recorded a $716,000 special charge in Cost of Sales for the repositioning of its color printer products. There can be no assurance that the Company will not find it necessary or advisable in the future to discontinue other existing products, which could result in further special charges. The Company intends to identify and acquire completed color printer products to sell under its own label, thereby reducing the need for significant research and development, while supplementing necessary research and development for its existing color thermal and dye sublimation product offerings through the use of outside consultants and additional staff as required. The Company believes that its future success will depend on its ability to continue to enhance its existing products and to develop new products that meet specific market needs in a cost-effective manner. There can be no assurance, however, that the Company's efforts to identify and develop new products will result in commercially successful products or that the Company's products will not be rendered obsolete by changing technology. Moreover, the introduction of certain enhanced or new products could cut into sales of existing products. Such outcomes could adversely affect the Company's results of operations.

COMPETITIVE PRESSURES IN PRINTER AND CONSUMABLES MARKETS

         The Company's net sales of printers and consumables for the two months and five months ended March 31, 1996, declined 33.4% and 31.7%, respectively, compared to the corresponding periods of the previous year. Gross profit declined from 39.3% for the two months ended March 31, 1995, to 32.2% for the corresponding period in 1996, and from 38.4% for the five months ended March 31, 1995, to 35.9% for the corresponding period in 1996. The decrease in net sales was attributed to lower unit shipments for the Company's terminated electronic presentation products, lower unit shipments in the Company's color printer line of products, and lower unit shipments in the Company's consumables line of products. The decrease in gross profit was attributable to lower per unit prices of color printers and consumables resulting from increased competitive pressures and the inability to replace higher-margin discontinued products with growth in the continuing product lines. The decrease in net sales in the color printer line of products was attributable to competitive product pressures in a market increasingly dominated by large, well-known, strongly capitalized companies with the ability to spend significantly more resources than the Company. There can be no assurance that recent sharp revenue declines will not continue for the foreseeable future. Competitors' introduction of new or enhanced products could reduce the Company's sales of its existing products. Increased competitive pressures could cause the Company to cut its prices further, which could have a material adverse impact on gross margins and operating results. In addition, once the termination of the VideoShow and VideoShow Presenter product lines is completed, overall Company gross margins could decrease further.

SOLE-SOURCE SUPPLIERS

         The Company's color printer and consumables operation principally uses standard components from multiple vendors. However, in many of its products, certain components are purchased from sole-source suppliers. The Company also purchases some printer consumables from sole sources. There is no guarantee that the supply of sole-source components and consumables from these suppliers, along with any new, improved and lower-cost components, will continue to be made available to the Company. The Company attempts to reduce the risk of interruption in supply of components by maintaining adequate inventory. Loss or interruption of the supply of components from sole-source suppliers would require additional management and engineering efforts to develop and qualify alternate sources, and any such loss could result in delays in product shipments that could adversely affect the Company's results of operations.

EFFECT OF ANTITAKEOVER PROVISIONS OF DELAWARE LAW, THE COMPANY'S CHARTER DOCUMENTS AND EMPLOYMENT AGREEMENTS

         The Company is a corporation governed by the laws of Delaware. Certain provisions of Delaware law and the charter documents of the Company may have the effect of delaying, deferring or preventing changes in control or management of the Company. Specifically, the Company's Board of Directors may issue shares of Preferred Stock without stockholder approval on such terms as the Board may determine. The rights of the holders of Common Stock of the Company are subject to, and may be adversely affected by, the rights of any Preferred Stock that may be issued in the future. The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law, which has the effect of making changes in control of a company more difficult. In connection with the Merger, the Company entered into employment agreements with George O. Moorehead, Gerard M. Jacobs and T. Benjamin Jennings. Such agreements provide for certain payments to be made to such persons in the event of a change of control of the Company. The effects of the antitakeover protections of Delaware law, the Company charter documents and these employment agreements could be to make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of the outstanding stock of Company.

                               SELLING STOCKHOLDER

         The following table shows (i) the name of the Selling Stockholder, (ii) the number of shares and percentage of Common Stock beneficially owned prior to the sale of shares registered hereby, (iii) the aggregate number of shares of Common Stock to be sold by it from time to time pursuant to this Prospectus, and
(iv) the number of shares and percentage beneficially owned after the sale of all shares registered hereby:

                                      Shares Beneficially         Shares to be         Shares Beneficially
                                        Owned Prior to            Sold in the            Owned After the
Name of Selling Shareholder              Offering (2)               Offering              Offering (2)
- ---------------------------           -------------------         ------------         -------------------
                                      Number             %                             Number            %
                                      ------             -                             ------            -
Copperstate Metals, Inc. (1)        1,205,587(3)        13%         300,000          905,587(3)         10%

(1) In connection with its 1993 emergence from bankruptcy, the Selling Stockholder contributed all of its assets and liabilities to EMCO Recycling, L.L.C. EMCO Recycling, L.L.C., subsequently merged with EMCO Recycling Corp. ("EMCO") in 1995. The Selling Stockholder then held approximately 30% of the Common Stock of EMCO until April 11, 1996, when EMCO became a wholly owned subsidiary of Metal Management, Inc., and the Selling Stockholder's EMCO shares were exchanged for shares of Metal Management, Inc., Common Stock.

(2) Based on 8,844,653 shares of the Company's Common Stock outstanding as of June 6, 1996, plus currently exercisable warrants held by the Selling Stockholder to purchase 300,000 shares of Common Stock.

(3) As of June 6, 1996, the Selling Stockholder held 905,587 shares of Common Stock, a warrant to purchase 180,000 shares of Common Stock at $4.48 per share and a warrant to purchase 120,000 shares of Common Stock at $6.48 per share. The warrants are presently exercisable in full.

                              PLAN OF DISTRIBUTION

         The Company has been advised by the Selling Stockholder that it and any person receiving shares from the Selling Stockholder in the form of a bona fide gift (a "Donee") intend to sell all or a portion of the shares offered hereby from time to time in the over-the-counter market, and that sales will be made at prices prevailing in the market at the times of such sales. The Selling Stockholder and any Donee may also make private sales directly or through a broker or brokers, who may act as agent or as principal. In connection with any sales, the Selling Stockholder, any Donee and any brokers participating in such sales may be deemed to be "underwriters" within the meaning of the Securities Act. The Company will receive no proceeds from sales made hereunder.

         Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Stockholder and any Donee (and, if they act as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the Selling Stockholder and any Donee. Broker-dealers may agree with the Selling Stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Stockholder and any Donee, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholder and any Donee. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

         The Company has advised the Selling Stockholder that the anti-manipulative Rules 10b-6 and 10b-7 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), may apply to its sales in the market, has furnished the Selling Stockholder with a copy of these Rules and has informed it of the need for delivery of copies of this Prospectus. The Selling Stockholder or any Donee may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any such broker-dealers purchase shares as principal.

         Any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this Prospectus.

         There can be no assurance that the Selling Stockholder or any Donee will sell any or all of the shares of Common Stock offered by them hereunder.

                                  LEGAL MATTERS

         Counsel for the Company, Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304, has rendered an opinion to the effect that the Common Stock offered for resale hereby is duly and validly issued, fully paid and non-assessable.


                                     EXPERTS

         The consolidated balance sheets of the Company as of October 31, 1995, and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years ended October 31, 1995, 1994, and 1993, appearing in and incorporated by reference in the Company's Annual Report on Form 10-K for the year ended October 31, 1995, and in the Definitive Joint Proxy Statement of the Company and EMCO dated March 8, 1996, and incorporated by reference in this Prospectus and Registration Statement on Form S-3, have been audited by Price Waterhouse LLP, independent accountants, as stated in their report dated December 4, 1995. The Consolidated Balance Sheet of EMCO Recycling Corp. as of January 31, 1996, and the related consolidated statements of income, stockholders' equity and cash flows for the ten months ended January 31, 1996, appearing in the Company's Form 8-K/A filed June 20, 1996, and incorporated by reference thereto in this Prospectus and Registration Statement on Form S-3, have been audited by Price Waterhouse LLP, independent accountants, as stated in their report dated May 30, 1996. Such financial statements have been incorporated in reliance on the reports of that firm given upon the authority of that firm as experts in accounting and auditing.

         The consolidated balance sheets of EMCO Recycling Corp. as of March 31, 1995, and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for the year ended March 31, 1995, and for the period from inception (May 1, 1993) to March 31, 1994, included in the Definitive Joint Proxy Statement of the Company and EMCO dated March 8, 1996, and incorporated by reference in this Prospectus and Registration Statement on Form S-3, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report dated August 11, 1995 (except with respect to the matter discussed in Note 12, as to which the date is August 29, 1995), and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                             METAL MANAGEMENT, INC.

                       REGISTRATION STATEMENT ON FORM S-3

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS



Item 14.             Other Expenses of Issuance and Distribution.

                     Registration fee--Securities and
                       Exchange Commission                                 $   459
                     Accounting fees                                       $ 9,500*
                     Legal fees                                            $ 7,500*
                     Transfer Agent fees                                   $ 6,000*
                     Miscellaneous                                         $   541*
                                                                           -------
                     Total                                                 $24,000

                     *Estimates


         The Company shall pay reasonable legal and accounting fees, filing and registration fees of the Registration. The Selling Stockholder shall pay all commissions, transfer taxes, and the fees and expenses of counsel to the Selling Stockholder.


         Item 15. Indemnification of Directors and Officers.

         The Company has adopted provisions in its Certificate of Incorporation that limit the liability of its directors and enable the Company to broaden the indemnification provided to its directors and officers. As permitted by the Delaware General Corporation Law, directors will not be liable for monetary damages arising from a breach of their fiduciary duty as directors in certain circumstances. Such limitation does not affect liability of a director to the Company or its stockholders for (i) breaches of the director's duty of loyalty,
(ii) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, (iii) the payment of unlawful dividends or unlawful stock repurchases or redemptions or (iv) transactions in which the director received an improper personal benefit. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

         The Company's Bylaws provide that the Company shall indemnify its directors and officers to the maximum extent permitted by Delaware law, including circumstances in which indemnification is otherwise discretionary under Delaware law. The Company has also entered into indemnification agreements with its officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The Indemnification Agreements may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, they had no reasonable cause to believe their conduct was unlawful, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms.

         The Company understands that the staff of the Securities and Exchange Commission is of the opinion that statutory, charter and contractual provisions as are described above have no effect on claims arising under the federal securities laws. The Company is not aware of any material threatened or ongoing litigation or proceeding that may result in a claim for such indemnification.


         Item 16. Exhibits.

                  Exhibit
                  Number            Description
                  -------           -----------
                  2.1               Merger Agreement dated as of December 1, 1995, and as amended through March 7, 1996, among the Company, GPAR Merger, Inc.,
                                    EMCO Recycling Corp. and the beneficial owners of EMCO's
                                    Common Stock, appearing in the Definitive Joint Proxy Statement of the Company and EMCO Recycling Corp., dated March 8, 1996, and incorporated by reference herein.

                  5.1               Opinion of Wilson Sonsini Goodrich & Rosati

                  23.1              Consents of Independent Accountants (Price Waterhouse LLP)

                  23.2              Consent of Independent Public Accountants (Arthur Andersen LLP)

                  23.3              Consent of Wilson Sonsini Goodrich & Rosati (Included in Exhibit
                                    5.1)

                  24.1              Power of Attorney (contained on Page II-4)

         Item 17. Undertakings.

         The undersigned registrant hereby undertakes:

         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, to the extent that the information required to be included in a post-effective amendment is not contained in periodic reports filed by the Registrant with or furnished to the SEC pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 and incorporated by reference herein;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, to the extent that the information required to be included in the post-effective amendment is not contained in periodic reports filed by the Registrant with or furnished to the SEC pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated by reference herein; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on this 1st day of July 1996.

                                            METAL MANAGEMENT, INC.

                                            By: GERARD M. JACOBS
                                                -------------------------------
                                            Title: President, Chief Executive
                                                   Officer and Director
                                                   ----------------------------


                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Gerard M. Jacobs and T. Benjamin Jennings, and either of them acting individually, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), to file any additional registration statement for the same offering and amendments to the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said Registration Statement or statements, and ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT ON FORM S-3 HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:


            Signature                           Title                            Date
            ---------                           -----                            ----
/s/ Gerard M. Jacobs                    President, Chief Executive           July 1, 1996
- ------------------------------------    Officer (Principal Executive
(Gerard M. Jacobs)                      Officer) and Director


/s/ T. Benjamin Jennings                Chairman of the Board of             July 1, 1996
- ------------------------------------    Directors and Chief Development
(T. Benjamin Jennings)                  Officer


/s/ George O. Moorehead                 Executive Vice President             July 1, 1996
- ------------------------------------    and Director
(George O. Moorehead)

/s/ Harold Rubenstein                   Director                             July 1, 1996
- ------------------------------------
(Harold Rubenstein)

/s/ Raymond F. Zack                     Director                             July 1, 1996
- ------------------------------------
(Raymond F. Zack)

/s/ Xavier Hermosillo                   Director                             July 1, 1996
- ------------------------------------
(Xavier Hermosillo)

/s/ Donald F. Moorehead                 Director                             July 1, 1996
- ------------------------------------
(Donald F. Moorehead)

/s/ William A. Spazante                 Vice President, Finance, and         July 1, 1996
- ------------------------------------    Chief Financial Officer
(William A. Spazante)                   (Principal Financial and
                                        Accounting Officer)

                                INDEX TO EXHIBITS

EXHIBIT NUMBER                          DESCRIPTION

     2.1 Merger Agreement dated as of December 1, 1995, and as amended through March 7, 1996, among the Company, Sub, EMCO and the beneficial owners of EMCO's Common Stock, appearing in the Definitive Joint Proxy Statement of the Company and EMCO, dated March 8, 1996, and incorporated by reference herein.

     5.1            Opinion of Wilson Sonsini Goodrich & Rosati

     23.1           Consents of Independent Accountants (Price Waterhouse LLP)

     23.2           Consent of Independent Public Accountants (Arthur Andersen
                    LLP)

     23.3           Consent of Wilson Sonsini Goodrich & Rosati (Included in
                    Exhibit 5.1)

     24.1           Power of Attorney (contained on Page II-4)